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                                                                  EXHIBIT (7)(e)


                             THE WALT DISNEY COMPANY




July 10, 1999


Infoseek Corporation
1399 Moffett Park Drive
Sunnyvale, California  94089
Attention: Harry M. Motro
---------  President and Chief Executive Officer


                               Maintenance Rights
                               ------------------

Gentlemen:

We refer to our letters dated January 25, 1999 and February 1, 1999, with respect to certain maintenance rights held by The Walt Disney Company ("Disney") and Disney Enterprises, Inc. ("DEI" and together with Disney, "Disney") pursuant to the terms of the Governance Agreement dated June 18, 1998 among Disney, Disney Enterprises, Inc. and Infoseek Corporation ("Infoseek") (the "Governance Agreement").

Based upon our recent conversations with respect to the issuances of common stock, warrants and common stock purchase rights referred to in the above-mentioned letters, and in light of our execution and delivery, concurrently herewith, of the Agreement and Plan of Reorganization, dated as of the date hereof (the "Reorganization Agreement"), we hereby confirm our agreement as follows:

               (a) Disney hereby confirms that it is exercising its maintenance rights pursuant to Section 3.1(c)(ii) of the Governance Agreement with respect to an aggregate of 299,182 shares of common stock of Infoseek (the "Shares") at a purchase price of $40.78 per share, for an aggregate purchase price of $12,201,016, representing Disney's Pro Rata Portion (as such term is defined in the Governance Agreement) of the shares of Infoseek common stock issued in connection with the Quando transaction. The purchase and sale of the Shares shall take place at Infoseek's principal offices at 10:00 a.m. on the later of: (i) five (5) days from the date hereof or (ii) the third business day following the expiration of all waiting periods
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Infoseek Corporation
July 10, 1999
Page 2


                    imposed on such period by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               (b) Disney hereby confirms, subject to the provisions of the penultimate paragraph of this letter agreement, that it is waiving its maintenance right with respect to the warrants issued in connection with the Quando transaction.

               (c) Disney hereby confirms, subject to the provisions of the penultimate paragraph of this letter agreement, that it is also waiving its maintenance right under Section 3.1(d)(ii) of the Governance Agreement with respect to the acquisition of warrants pertaining to the stock options and employee stock purchase rights issued under Infoseek's employee plans during the six-month period ended December 18, 1998, and is further waiving its maintenance right with respect to stock options and employee stock purchase rights issued under Infoseek's employee plans during each subsequent six-month period completed prior to the termination of the Reorganization Agreement or the consummation of the transactions contemplated thereby.

Notwithstanding the foregoing, Disney and Infoseek agree that, in the event that the transactions contemplated by the Reorganization Agreement are not consummated, for any reason whatsoever, Disney's maintenance rights described in paragraphs (b) and (c) above shall be reinstated in full, and Disney shall have the right to proceed with the exercise of any or all of such rights in accordance with the terms of the Governance Agreement as if the waivers set forth herein had not been made. Accordingly, the procedure for determining the Warrant Price (as defined in the Governance Agreement) with respect to the respective warrants described in subparagraphs (b) and (c) above are as set forth in Section 3.1(a)(ii) of the Governance Agreement.
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Infoseek Corporation
July 10, 1999
Page 3

If the foregoing correctly expresses our agreement with respect to the matters set forth herein, please confirm our agreement in the space indicated below.

Very truly yours,

THE WALT DISNEY COMPANY


By: /s/ Thomas O. Staggs
    -----------------------------------
    Name:  Thomas O. Staggs
    Title: Executive Vice-President
           and Chief Financial Officer

Agreed and accepted as of
the date first above written

INFOSEEK CORPORATION


By: /s/ Harry M. Motro
    -----------------------------------
      Name:  Harry M. Motro
      Title: President and
             Chief Executive Officer